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                                                                   EXHIBIT 10.53

[SSG CAPITAL ADVISORS, L.P. LOGO]

August 11, 2004

Mr. Dale Fuller
President
Sight Resource Corporation
6725 Miami Avenue
Cincinnati, Ohio 45202

Dear Mr. Fuller:

This agreement ("Engagement Agreement") will serve as the agreement between Sight Resource Corporation (the "Company"), as debtor and debtor in possession in its pending chapter 11 reorganization case (the "Chapter 11 Case"), and SSG Capital Advisors, L.P. ("SSG" or "Advisor") regarding the retention of SSG as exclusive investment banker to the Company in the Chapter 11 Case. SSG will provide investment banking and related financial advisory services to the Company in connection with (a) the review of the Company's strategic reorganization alternatives, as set forth in more detail below, (b) the private placement or refinancing of debt or equity (either as a debtor in possession financing or post-confirmation financing) for the Company (a "Financing Transaction") and/or (c) a potential sale of all or part of the Company's assets or operations (the "Sale Transaction").

In particular, we have agreed as follows:

A.    SSG'S ROLE

      (1)   REVIEW OF STRATEGIC ALTERNATIVES

            SSG will assist the Company in reviewing its strategic reorganization alternatives, including either a Financing Transaction and/or a Sale Transaction. Specifically, SSG will assist the Company in:

            - Preparing and reviewing its forecasted cash flow and financial performance;

            - Analyzing the going concern value of the business as a whole and in its operating units;

            -     Assessing the Company's long-term business plan and valuation;

            - If appropriate, assisting the Company in formulating, presenting, and soliciting approval of a plan of reorganization in the Chapter 11 Case; and

            - Assisting the Company in making presentations to the Bankruptcy Court and other constituencies in the Chapter 11 Case concerning the services contemplated herein.

   Five Tower Bridge, Suite 420 - 300 Barr Harbor Drive - West Conshohocken,
                                    PA 19428
                      Phone (610)940-5801 - Fax (610)940-3876
                                  www.ssgca.com

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Mr. Dale Fuller
August 11, 2004
Page 2

      (2)   FINANCING TRANSACTION

            As directed by the Company, SSG, on a best efforts basis, will act as exclusive financial advisor regarding a Financing Transaction. Specifically, SSG will provide the following services regarding a Financing Transaction:

            - Identify appropriate lenders or investors, including commercial banks, commercial financing companies, private capital investment funds, and other institutional investors, to provide debt or equity financing in connection with a Financing Transaction;

            - Facilitate the due diligence review of prospective lenders or investors in connection with a Financing Transaction;

            - Solicit term sheets from those lenders and investors interested in a Financing Transaction;

            - Negotiate with lenders and investors regarding the terms and structure of the Financing Transaction;

            -     Assist in the review of documentation for the Financing
                  Transaction;

            - Provide litigation support to the Company in the Chapter 11 Case, as necessary, in connection with a Financing Transaction; and

            -     Assist in the closing of a Financing Transaction.

      (3)   SALE TRANSACTION

            As directed by the Company, SSG, on a best efforts basis, will act as exclusive financial advisor regarding a Sale Transaction. Specifically, SSG will provide the following services regarding the Sale Transaction:

            - Identify appropriate prospective purchasers for some or all of the Company's assets or businesses;

            - Facilitate the due diligence review of prospective purchasers in connection with a Sale Transaction;

            - Assist the Company in structuring a competitive bidding process for the solicitation of offers from prospective purchasers;

            - Advise and assist the Company in structuring the transaction and negotiating the transaction agreements;

            - Advise and assist the Company in conducting an auction, if appropriate, concerning the sale of some or all of its assets or businesses;

            - Provide litigation support to the Company in the Chapter 11 Case, as necessary, in connection with a Sale Transaction; and




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Mr. Dale Fuller
August 11, 2004
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            -     Assist in the closing of a Sale Transaction.

            In performing the service described above, you agree to furnish or cause to be furnished to SSG such information as SSG reasonably believes appropriate to the execution of its engagement hereunder (all such information so furnished being the "Information"). The Company represents that all Information furnished by you or your agents will be complete and correct in all material respects, to the best of your knowledge, and that until the expiration of SSG's engagement hereunder, you will advise SSG immediately of the occurrence of any event or any other change known by you or your agents which results in the Information ceasing to be complete and correct in all material respects. The Company recognizes and confirms that SSG (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated hereby without having independently verified any of the same, (b) does not assume responsibility for accurateness or completeness of the Information and such other information, and (c) will not make an appraisal of any of the assets or liabilities of the Company.

B.    SSG'S COMPENSATION

      SSG's fees for acting as investment banker to the Company will consist of the following:

      (1)   MONTHLY FEES

      The Company shall pay SSG monthly fees (the "Monthly Fees") in accordance with the following schedule:

      First Monthly Fee           $25,000. Payable (i) $10,000 in cash upon
                                  entry of the Retention Order (as hereafter defined) and (ii) $15,000 accrued and payable on the Termination Date (as hereafter defined).

      Second Monthly Fee          $25,000. Payable (i) $17,500 in cash upon the
                                  first monthly anniversary of this Engagement
                                  Agreement (or, if the Retention Order has not then been entered, upon entry of the Retention
                                  Order) and (ii)$7,500 accrued and payable on the Termination Date.

      All Monthly Fees Thereafter $25,000. Payable in cash on the monthly anniversary of this Engagement Agreement.

      (2)   FINANCING FEES

      DIP Financing. Upon the closing of a Financing Transaction involving the placement or refinancing of debt or equity to be utilized by the Company during the Chapter 11 Case

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Mr. Dale Fuller
August 11, 2004
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      and prior to its emergence from bankruptcy (a "DIP Financing"), the
      Company shall pay SSG a cash fee (the "DIP Financing Fee") equal an amount calculated based on the following schedule: (a) 2.0% of all Senior Debt (as hereafter defined) raised, plus (b) 4.0% of all Junior Secured Debt (as hereafter defined) raised, plus (b) 6.0% of all Subordinated Debt and/or Equity (as hereafter defined) raised.

      Exit Financing. Upon the closing of a Financing Transaction involving the placement or refinancing of debt or equity for use by the Company upon its emergence from the Chapter 11 Case (an "Exit Financing"), the Company shall pay SSG a cash fee (the "Exit Financing Fee") equal the greater of
      (a) $300,000 or (b) an amount calculated based on the following schedule:
      (a) 2.0% of all Senior Debt (as hereafter defined) raised, plus (b) 4.0% of all Junior Secured Debt (as hereafter defined) raised, plus (b) 6.0% of all Subordinated Debt and/or Equity (as hereafter defined) raised; PROVIDED, HOWEVER, THAT THE EXIT FINANCING FEE SHALL BE REDUCED BY THE FULL AMOUNT OF ANY (x) MONTHLY FEES AND (y) DIP FINANCING FEE ACTUALLY PAID BY THE COMPANY AND RECEIVED BY SSG. For purposes of clarity, nothing herein shall be construed to mean that a DIP Financing Fee, as defined above, shall be construed as an Exit Financing.

      The DIP Financing Fee or Exit Financing Fee (collectively, the "Financing Fees"), as applicable, shall be due and payable upon the closing of any Financing Transaction that any entity or individual agrees to provide to the Company, and the Company in its sole discretion chooses to accept. The Financing Fees shall be payable in cash, in federal funds via wire transfer or certified check, at, and as a condition of, closing of such Financing Transaction regardless of whether the Company chooses to draw down the full amount of the committed financing at that time

      (3)   SALE FEE

      Upon the closing of a Sale Transaction, the Company shall pay SSG a cash fee (the "Sale Fee") equal to the greater of (a) $300,000 (or, with respect to the parties listed on Schedule A hereto, $250,000 - in either case, the "Minimum Fee") or (b) an amount equal to 3.0% of the Total Consideration (as such term is defined below); PROVIDED, HOWEVER, THAT THE SALE FEE SHALL BE REDUCED BY THE FULL AMOUNT OF ANY (x) MONTHLY FEES AND
      (y) DIP FINANCING FEE ACTUALLY PAID BY THE COMPANY AND RECEIVED BY SSG. THE MINIMUM FEE SHALL NOT APPLY TO A SALE OF LESS THAN ALL OR SUBSTANTIALLY ALL OF THE COMPANY'S ASSETS OR OPERATIONS (TO ONE OR MORE BUYER(s)) AND SHALL BE BASED ON THE AGGREGATE VALUE OF TOTAL CONSIDERATION FOR ALL ASSET SALES. FOR PURPOSES OF THIS AGREEMENT "SUBSTANTIALLY ALL" OF THE COMPANY'S ASSETS MEANS AND INCLUDES A SALE INVOLVING EACH OF THE COMPANY'S OPERATING RETAIL OPTICAL CHAINS.

      The Sale Fee shall be due and payable upon the closing of a Sale Transaction that involves the sale or transfer, directly or indirectly, of all or a significant portion of the assets or more than 49.9% of the voting stock of the Company, or any other extraordinary corporate transaction involving the Company involving a change of control, whether by way of recapitalization, financial restructuring, consolidation, negotiated purchase, or otherwise, or any combination of the foregoing, to any party, whether pursuant to section 363 of the United States Bankruptcy Code, a confirmed Plan in the Chapter 11 Case, or otherwise. The Sale Fee shall be payable in cash, in federal funds

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Mr. Dale Fuller
August 11, 2004
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      via wire transfer or certified check, at, and as a condition of, closing of such Sale Transaction.

      (4) In the event that a particular transaction could be construed as obligating the Company to pay SSG both an Exit Financing Fee and a Sale Fee, the Company shall pay SSG whichever of such fees is greater (as calculated above), but not both.

      (5) In addition to the foregoing fees, the Company shall reimburse SSG, on a monthly basis, for all reasonable out-of-pocket expenses incurred by SSG in connection with its duties under this Engagement Agreement during the Engagement Term.

C.    DEFINITIONS

      For the purpose of this Engagement Agreement:

      SENIOR DEBT means (1) funds received or to be received by the Company or any entity acquired, controlled by, or under common control with the Company, in the form of revolving credit facilities, notes, term loans, lines of credit, offering lines, purchase and sale of accounts receivable facilities, or any other type of credit facility, for which the Company or any entity acquired, or controlled, by or under common control with the Company, is obligated to repay the funds on a fixed schedule with interest on the unpaid balance thereof at a fixed interest rate or a floating interest rate, without any profit participation or yield enhancement as a return on the repayment of the funds received by the Company, or any entity acquired, or controlled by, or under common control with the Company and (2) for which the lender may have a claim to or senior security interest in the assets of the Company, or any entity acquired, or controlled by, or under common control with the Company, superior or prior to the claim of the holders of any Junior Secured Debt.

      JUNIOR SECURED DEBT means funds (1) received or to be received by the Company, or any entity acquired, controlled by, or under common control with the Company, for which the Company or any entity acquired, controlled by, or under common control with the Company is obligated to repay on a fixed schedule with interest on the unpaid balance therefore at a fixed interest rate or a floating rate and (2) for which the lender may have a claim to or security interest in the assets of the Company, or any entity acquired, or controlled by, or under common control with the Company, junior to the claims of the holders of Senior Debt.

      SUBORDINATED DEBT means (1) funds received or to be received by the Company, or any entity acquired, controlled by, or under common control with the Company, for which the Company or any entity acquired, controlled by, or under common control with the Company is obligated to repay on a fixed schedule with interest on the unpaid balance therefore at a fixed interest rate or a floating rate and (2) (a) for which the lender does not have a claim to or security interest in the assets of the Company, or any entity acquired, controlled by, or under common control with the Company or (b) for which part of the overall return to the investor on these funds is anticipated to consist of a participation in the profits of the Company and/or some other type of income enhancement (whether realized through equity warrants conversions of the debt to equity, or otherwise) that has the effect of raising the overall return on these funds to the investors above the level that could be realized solely due to the receipt of stated interest income.

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Mr. Dale Fuller
August 11, 2004
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      EQUITY shall include, but not be limited to, common stock preferred stock, convertible stock, and the proceeds from any joint venture agreement, including contributions by a joint venture partner involving cash, stock, property, plant and equipment or any other assets, or asset sale.

      TOTAL CONSIDERATION shall mean the amount paid (in cash, debt or equity securities, or otherwise) for the stock or assets, or any portion of either, of the Company. For purposes of this Engagement Agreement, Total Consideration shall also include (1) the assumption or payoff of indebtedness existing on the Company's balance sheet as of the closing of a Sale Transaction and (2) any consideration payable under consulting agreements and/or non-competition agreements and for salaries and bonuses paid by the buyer in a Sale Transaction (but not salaries or bonuses paid by the Company or the estate) in excess of salaries and bonuses as of the time of the closing of the Sale Transaction. In the event that the consideration is paid in whole or in part in the form of securities of the acquiring entity, the value of such securities, for the purpose of calculating the Sale Fee, shall be the market value thereof as of the date of the purchase agreement. If such aggregate consideration may be increased by contingent payments such as an "earnout" or other monetary agreement in the transaction, the portion of SSG's fee relating thereto shall be calculated and paid when and as such contingent payments or other monetary amounts are paid.

D.    TERM OF ENGAGEMENT

      This Engagement Agreement may be terminated by either party upon 30 days written notice to the other (the date on which the Engagement Agreement terminates, the "Termination Date"). Upon the termination of the Engagement Agreement, neither party shall have any further obligations to the other, except that (1) termination of the Engagement Agreement shall not affect SSG's right to indemnification under the Indemnification paragraph below, (2) the Company shall remain obligated to pay any accrued but unpaid Monthly Fees through the date of such termination (pro rated, as appropriate), (3) the Company shall remain obligated to reimburse any accrued expenses of SSG prior to the termination date, and (4) if the Company closes a Sale Transaction or a Financing Transaction with one or more Identified Parties (as hereafter defined) within 8 months of the termination of the Engagement Agreement, it shall remain obligated to pay SSG a Sale Fee or a Financing Fee, as applicable.

      As used herein, the term "Identified Parties" shall mean and include any person or entity that SSG contacted in connection with a Financing Transaction or Sale Transaction prior to the Termination Date. For purposes of clarity, SSG shall provide the Company a list of Identified Parties within 10 business days following the Termination Date. Unless the Company objects to any of the persons or entities identified therein within 10 business days of its receipt of such list, such list will be conclusively presumed to reflect the Identified Parties.

E.    INDEMNIFICATION

      The following provisions regarding indemnification, contribution and related matters have been agreed to by the Company and SSG.

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Mr. Dale Fuller
August 11, 2004
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      1.    Except as provided in the last sentence of this paragraph, the
            Company shall indemnify and hold harmless SSG, and its partners, officers, agents, employees and affiliates (collectively, "indemnitees") from and against all losses, claims, judgments, liabilities, costs, damages and expenses, including reasonable attorneys' fees (collectively "Claims"), that SSG may incur and which are based upon, or arise out of, any services that SSG provides to the Company as its agent and financial advisor in connection with the services that SSG provides, pursuant to this Engagement Agreement. The Company shall defend any Claim asserted against SSG through counsel reasonably satisfactory to SSG, which with SSG's approval may be the Company's counsel. The Company shall pay SSG's fees and expenses, including counsel fees, as they are incurred in defending any such Claim, and SSG shall repay the Company for any costs and expenses advanced by the Company pursuant to the preceding sentence, in a case where it has been determined in a final judgment by a court of competent jurisdiction (not subject to further appeal) that the Claim resulted from the gross negligence or willful misconduct of SSG.

      2. If for any reason the foregoing indemnity is unavailable to the indemnitees or insufficient to hold them harmless, the Company shall contribute to the amount paid or payable by the indemnitees as a result of the Claim in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the indemnitees on the other, but also the relative fault of the Company and the indemnitees, as well as any relevant equitable considerations. In no event shall the aggregate contribution of the indemnitees to all Claims exceed the amount of fees actually received by the indemnitees pursuant to the engagement letter. The parties further agree that the relative benefits to the Company on the one hand and the indemnitees on the other with respect to any Financing contemplated by the engagement letter shall be deemed in the same proportion as (i) the total value the Financing bears to (ii) the fees paid to SSG with respect to the Financing.

      3. SSG shall not have any liability to the Company or any other person in connection with the services performed by SSG pursuant to the engagement letter (whether direct or indirect, in contract or tort or otherwise) except for any liability for losses, claims, damages or liabilities that is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from the gross negligence or willful misconduct of SSG.

      4. The Company shall not settle or compromise, or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought from the Company by SSG or any bother of the indemnitees (whether SSG is any actual or potential party to the claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of SSG and all other indemnities from all liability arising out of the claim, action, suit or proceeding.

      5. The provisions hereof shall survive any termination or completion of the engagement set forth in the engagement letter.

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Mr. Dale Fuller
August 11, 2004
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OTHER MATTERS

The parties acknowledge that all of their respective rights and obligations pursuant to this Engagement Agreement remain subject to the entry of an order (the "Retention Order"), acceptable in form and substance to each party in their respective discretion, approving the terms set forth herein. The Company shall use its best efforts to cause the Retention Order to provide, among other things, that SSG's right to receive the compensation and reimbursement of expenses set forth herein shall (a) constitute an administrative claim in the Chapter 11 Case and (b) be payable as a "carve out" from the collateral of any secured lender in the Chapter 11 Case. The Company shall promptly seek approval of the Retention Order.

SSG shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder to the extent that such services have been publicly disclosed in the Chapter 11 Case. No public disclosures or press releases in connection with a transaction are to be made mentioning SSG without SSG's prior consent.

Geoffrey S. Frankel shall be the SSG professional who shall have primary responsibility for providing services pursuant to this Engagement Agreement.

Any amendment, modification or other changes to this Engagement Agreement must be in writing and signed by both parties to be enforceable.

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Mr. Dale Fuller
August 11, 2004
Page 9

Please indicate your acceptance of the foregoing by executing and returning the enclosed copy of this letter.

SSG CAPITAL ADVISORS, L.P.
By:   Chesen, DeMatteo, Karlson, Victor Securities Corporation,
      General Partner

By:                                                   /s/ GEOFFREY FRANKEL
      ____________________________                    --------------------------
      Mark E. Chesen                                  Geoffrey Frankel
      President                                       Managing Director

ACCEPTED:

SIGHT RESOURCE CORPORATION

By:   /s/ DALE W FULLER
      ----------------------------
                                                      Date 10/1/04

Name: DALE W FULLER

Its:  PRESIDENT


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Mr. Dale Fuller
August 11, 2004
Page 10

                                   SCHEDULE A

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